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                                 EXHIBIT (11)

                       Elcor Corporation and Subsidiaries
          Computation of Income Per Common and Common Equivalent Share


(In thousands, except per share amounts)

1.         Three Months Ended September 30, 1995                              Three Months Ended
           and September 30, 1994                                     -------------------------------
                                                                      9-30-95                 9-30-94
                                                                      -------                 -------
                      Net Income                                      $ 3,663                 $ 3,156
                                                                      =======                 =======
           Shares:
            Weighted average common shares
             outstanding                                                8,723                   8,788

           Adjustments:
           (a)        Assumed issuance of shares purchased
                      under incentive stock option plan using
                      the treasury stock method                           120                     137
                                                                      --------                -------

           Total Common and Common Equivalent Shares                    8,843                   8,925
                                                                      =======                 =======

           Income per Common and Common Equivalent Share              $   .41                 $   .35
                                                                      =======                 =======





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